Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations (972) 699-4055 Email: investor@furmanite.com
FURMANITE CORPORATION REPORTS 2010 RESULTS
Net Income Increased to $9.5 million; Earnings per Share to $0.26
DALLAS, TEXAS (March 10, 2011) — Furmanite Corporation (NYSE: FRM) today reported results for the year ended December 31, 2010. Revenues were $286.0 million, compared with $276.0 million for 2009. Net income increased to $9.5 million for 2010, after net-of-tax restructuring costs of $5.2 million. This compares with a net loss of $(2.8) million for 2009, which included net-of-tax restructuring costs of $0.9 million. Foreign currency fluctuations favorably impacted the company’s 2010 revenues, operating income and net income by approximately $1.8 million, $1.1 million and $1.0 million, respectively, for the year. Earnings per share (diluted) were $0.26 for 2010, compared with a 2009 loss per share (diluted) of $(0.08).
“Our 2010 results confirm that the actions we have taken to improve our performance and return Furmanite to profitability have been effective,” said Charles R. Cox, chairman and CEO of Furmanite Corporation. “The positive impact of our reduction in selling, general and administrative expenses in 2010 — almost $13 million excluding restructuring costs — is now becoming very clear in our results, with adjusted net income of $14.7 million after deducting the $5.2 million in restructuring costs associated with the cost reductions. Without those restructuring costs, our results would show improvement in net income of more than $16.0 million. Simultaneous with this strategic cost restructuring, we have moved forward aggressively to establish our long term strategic direction, our vision for the future and a culture focused on delivering expanded service and improved responsiveness to our customers.”
Joseph Milliron, Furmanite President and COO, said: “In addition to our improved financial results, the other part of the story is the positive attitude of our people. We have met with our local teams around the world to roll out our mission, strategic direction and commitment to a culture that is 100% customer-focused and quality-driven. These strategies and changes to our
2435 North Central Expressway, Suite 700 Richardson, Texas 75080 972-699-4055

operations and culture give us the flexibility to adapt to market conditions, identify and respond to new opportunities, expand our customer relationships and maintain the momentum of growth. I can say with confidence that, across the entire company, we share the same vision and are working toward the same goal of being the industry leader in every service we provide by 2014.”
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 75 offices on six continents. The company recently expanded its global capabilities to deliver specialized solutions for large-scale equipment or operations through the acquisition of Self Leveling Machines International Pty Ltd. and Self Leveling Machines, Inc. (collectively “SLM”), based in Melbourne, Australia, and Houston, Texas . For more information, visit www.furmanite.com.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	(Unaudited) For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenues	$75,070	$72,425	$285,953	$275,940

Costs and expenses:
Operating costs	51,296	50,838	194,594	187,269
Depreciation and amortization expense	1,723	1,642	6,490	5,995
Selling, general and administrative expense	17,084	22,443	71,209	81,142

Total costs and expenses	70,103	74,923	272,293	274,406

Operating income (loss)	4,967	(2,498)	13,660	1,534

Interest income and other income (expense), net	15	24	549	434

Interest expense	(223)	(263)	(943)	(1,379)

Income (loss) before income taxes	4,759	(2,737)	13,266	589

Income tax expense	(1,035)	(1,407)	(3,780)	(3,419)

Net income (loss)	$3,724	$(4,144)	$9,486	$(2,830)

Earnings (loss) per common share — Basic	$0.10	$(0.12)	$0.26	$(0.08)

Earnings (loss) per common share — Diluted	$0.10	$(0.12)	$0.26	$(0.08)

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2010	2009

Cash	$37,170	$36,117
Trade receivables, net	63,630	52,021
Inventories	24,366	26,827
Other current assets	5,951	9,085

Total current assets	131,117	124,050

Property and equipment, net	30,720	30,168
Other assets	20,264	20,771

Total assets	$182,101	$174,989

Total current liabilities	$42,936	$44,439
Total long-term debt	30,085	30,139
Other liabilities	10,992	15,081
Total stockholders’ equity	98,088	85,330

Total liabilities and stockholders’ equity	$182,101	$174,989

FURMANITE CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	For the Twelve Months Ended
	December 31,
	2010	2009

Net income (loss)	$9,486	$(2,830)

Depreciation, amortization and other non-cash items	7,661	6,524
Working capital changes	(9,311)	14,263

Net cash provided by operating activities	7,836	17,957

Capital expenditures	(7,312)	(6,541)
Payments on debt	(237)	(40,435)
Proceeds on issuance of debt	78	35,049
Debt issuance costs	—	(658)
Other, net	802	(328)
Effect of exchange rate changes on cash	(114)	280

Increase in cash and cash equivalents	1,053	5,324
Cash and cash equivalents at beginning of year	36,117	30,793

Cash and cash equivalents at end of year	$37,170	$36,117

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